Exhibit 10.28.5

AMENDMENT NO. SIX TO THE

ARTHUR J. GALLAGHER & CO.

1989 NON-EMPLOYEE DIRECTORS’ STOCK OPTION PLAN

(Restated as of January 22, 1998)

WHEREAS, Arthur J. Gallagher & Co., a Delaware corporation (the “Company”), maintains the Arthur J. Gallagher & Co. 1989 Non-Employee Directors’ Stock Option Plan, as restated as of January 22, 1998 (the “Plan”);

WHEREAS, pursuant to Section 20 of the Plan, the Board of Directors of the Company has reserved the power to amend the Plan; and

WHEREAS, the Company desires to amend the Plan to change the terms of the Retainer Options that may be granted to the non-employee members of the Board of Directors in lieu of their annual cash retainer.

NOW, THEREFORE, pursuant to the power of amendment contained in Section 20 of the Plan, the Plan is hereby amended as follows, effective as of the date hereof:

1. Section 11 of the Plan is hereby amended by deleting the second paragraph thereof, and inserting the following paragraph in lieu thereof:

Each year on, or as soon as administratively practicable after, such Annual Meeting Date, a Retainer Option shall be granted to each non-employee director who has elected to receive a Retainer Option for such year. The exercise price per share shall be equal to 100% of the fair market value per share of Common Stock on the date of grant. The number of shares of Common Stock subject to each Retainer Option shall have an aggregate fair market value as of the date of the grant equal to a multiple of the foregone amount of the cash retainer otherwise payable to the non-employee director, which multiple shall be determined by the Board from time to time.

IN WITNESS WHEREOF, the Company has caused this Amendment to be executed by its duly authorized officer this 17th day of May, 2005.

ARTHUR J. GALLAGHER & CO.

By: /s/ John C. Rosengren

John C. Rosengren, Vice President,

General Counsel and Secretary

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